Exhibit 99.1
Avidity Biosciences Announces Oversubscribed $400 Million Private Placement
Funding from new and existing investors, including Adage Capital Partners LP, Boxer Capital, Casdin Capital, LLC, Farallon, Janus Henderson Investors, RA Capital Management, RTW Investments, Wellington Management, as well as multiple large investment management firms

Pro forma cash, cash equivalents and investments expected to provide runway into late 2026

Avidity to host Volume 8 of investor and analyst event series via webcast March 4, 2024, at 8:00 a.m. ET to present
AOC 1001 data from MARINA-OLE™

SAN DIEGO – February 29, 2024 /PRNewswire/ – Avidity Biosciences, Inc. (Nasdaq: RNA), a biopharmaceutical company committed to delivering a new class of RNA therapeutics called Antibody Oligonucleotide Conjugates (AOCs™), today announced that it has agreed to sell 15,224,773 shares of its common stock at a price of $16.50 per share and pre-funded warrants to purchase 9,030,851 shares of its common stock at a price per pre-funded warrant of $16.4990 to a select group of institutional and accredited healthcare specialist investors in an oversubscribed private placement. The pre-funded warrants have an exercise price of $0.001 per share, will be immediately exercisable and will not expire.

Avidity anticipates the gross proceeds from the private placement to be approximately $400 million, before deducting any offering-related fees and expenses. The private placement is expected to close on or about March 4, 2024, subject to customary closing conditions.

The financing includes participation from new and existing institutional investors, including Adage Capital Partners LP, Boxer Capital, Casdin Capital, LLC, Farallon, Janus Henderson Investors, RA Capital Management, RTW Investments, Wellington Management, as well as multiple other large investment management firms.

Leerink Partners, BofA Securities, Cantor and Chardan acted as placement agents for the private placement.

Avidity intends to use the net proceeds from the proposed financing to fund research and development of its clinical-stage product candidates, other research programs, working capital and general corporate purposes. The proceeds from this financing, combined with current cash, cash equivalents and investments, are expected to fund current operations into late 2026.

The securities to be sold in the private placement have not been registered under the Securities Act of 1933, as amended (the Securities Act), or any state or other applicable jurisdiction’s securities laws, and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state or other jurisdictions’ securities laws. Avidity has agreed to file a registration statement with the U.S. Securities and Exchange Commission (the SEC) registering the resale of the shares of common stock issued in the private placement and the shares of common stock issuable upon the exercise of the pre-funded warrants issued in the private placement no later than the 30th day after the closing of the private placement.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any offer, solicitation or sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful. Any offering of the securities under the resale registration statement will only be made by means of a prospectus.

Video Webcast Information
The company is hosting Volume 8 of its investor and analyst event series on March 4, 2024, beginning at 8:00 a.m. ET to discuss new AOC 1001 long-term efficacy and safety data from the MARINA-OLE™ trial in people living with DM1. The virtual event will be available via a live video webcast and can be accessed here or from the "Events and Presentations" page in the "Investors" section of Avidity's website. A replay of the webcast will be archived on Avidity's website following the event.

About Avidity
Avidity Biosciences, Inc.'s mission is to profoundly improve people's lives by delivering a new class of RNA therapeutics - Antibody Oligonucleotide Conjugates (AOCs™). Avidity is revolutionizing the field of RNA with its proprietary AOCs, which are designed to combine the specificity of monoclonal antibodies with the precision of oligonucleotide therapies to address targets and diseases previously unreachable with existing RNA therapies. Utilizing its proprietary AOC platform, Avidity demonstrated the first-ever successful targeted delivery of RNA into muscle and is leading the field with clinical development programs for three rare muscle diseases: myotonic dystrophy type 1 (DM1), Duchenne muscular dystrophy (DMD) and facioscapulohumeral muscular dystrophy (FSHD). Avidity is broadening the reach of AOCs with its advancing and expanding pipeline including programs in cardiology and immunology through internal discovery efforts and key partnerships. Avidity is headquartered in San Diego, CA.
Forward Looking Statements
Avidity cautions readers that statements contained in this press release regarding matters that are not historical facts are forward-looking statements. The forward-looking statements are based on our current beliefs and expectations and include, but are not limited to, statements regarding: the timing, size and expectation of the closing of the private placement; expectations regarding market conditions, the satisfaction of customary closing conditions related to the private placement and the anticipated use of proceeds therefrom; and projected cash runway. Such forward-looking statements involve substantial risks and uncertainties that could cause our actual results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by us that any of our plans will be achieved. Actual results may differ from those set forth in this press release due to the risks and uncertainties inherent in our business, including, without limitation: the risks and uncertainties associated with market conditions and the satisfaction of customary closing conditions related to the proposed financing; we could exhaust our available capital resources sooner than we currently expect; and other risks described in our filings with the SEC, including under the heading “Risk Factors” in our annual report on Form 10-K, and any subsequent filings with the SEC. Avidity cautions readers not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to update such statements to reflect events that occur or circumstances that arise after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Investor Contact:
Geoffrey Grande, CFA
(619) 837-5014
investors@aviditybio.com

Media Contact:
Navjot Rai
(619) 837-5016
media@aviditybio.com